                                 EXHIBIT 2


THE SECURITIES REPRESENTED BY THIS OPTION HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER THAT ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND SELLER SHALL HAVE RECEIVED, AT THE EXPENSES OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO SELLER (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO SELLER).


                              OPTION AGREEMENT

    This OPTION AGREEMENT (this "Agreement") is made and entered as of December 23, 1996 between Michaels Stores, Inc., a Delaware corporation ("Seller") and Elegance Limited, an Isle of Man corporation ("Purchaser").

                                  RECITAL

    Seller desires to grant and sell to Purchaser, and Purchaser desires to purchase from Seller, the option to acquire 666,667 newly issued and outstanding shares (the "Option Shares") of Common Stock, par value $.10 per share, of Seller (the "Common Stock") on the terms and subject to the conditions set forth in this Agreement.

    Seller and Purchaser hereby agree as follows:


                              I.  OPTION GRANT

    1.1 OPTION. In exchange for $0.50 per Option Share (the "Option Grant Price"), Seller hereby irrevocably grants to Purchaser an option (the "Option") to purchase the Option Shares at $10.50 per Option Share (the "Option Price"). The Option will terminate and will no longer be in effect after 5:00 p.m. Central Time on February 28, 1997 (the "Option Expiration Time").

    1.2 EXERCISE OF OPTION. The Option may be exercised, in whole or in part, at any time, or from time to time, from this date to the Option Expiration Time (the "Option Period"). If at any time, or from time to time, Purchaser wishes to exercise the Option, in whole or in part, Purchaser will notify Seller in writing (each an "Option Notice") of the number of Option Shares for which the Option is being exercised.

    1.3 OPTION PRICE. If Purchaser exercises the Option pursuant to Section 1.2, Purchaser will pay to Seller at the Closing (as defined below) the aggregate amount equal to the product of (a) the number of Option Shares that are the subject of the related Option Notice multiplied by (b) the Option Price less the Option Grant Price (the "Purchase Price").

    1.4  THE CLOSING.

         (a) Subject to Section 1.5, the closing of the purchase and sale of the Option Shares under this Agreement (the "Closing") will take place on the date five business days after the Seller has delivered an Option Notice or such other date as Seller and Purchaser may agree (the "Closing Date").

         (b) At the Closing, (i) Purchaser will pay to Seller the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller and (ii) Seller will deliver to Purchaser a single certificate representing the Option Shares registered in the name of "Elegance Limited".

         (c) At the Closing Seller will deliver to Purchaser, and Purchaser will deliver to Seller, a certificate confirming that their respective representations and warranties set forth in this Agreement are true and complete in all material respects on the Closing Date as if made on that date.

    1.5  CONDITION TO CLOSING.

         (a) Notwithstanding anything to the contrary in this Agreement, the obligation of Seller to consummate the sale and purchase of the Option Shares contemplated hereby is subject to satisfaction of each of the following conditions:

              (i) The Board of Directors of Seller shall have approved the sale of the Option Shares on or before the Closing Date.

              (ii) The representations and warranties of Purchaser in this Agreement shall be true and complete in all material respects on and as of the Closing Date.

         (b) Notwithstanding anything to the contrary in this Agreement, the obligations of Purchaser to consummate the sale and purchase of the Option Shares contemplated hereby are subject to the condition that the representations and warranties made by Seller in this Agreement shall be true and complete in all material respects on and as of the Closing Date.

                II.  REPRESENTATIONS AND WARRANTIES OF SELLER

    2.1 ORGANIZATION; POWER AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller.

    2.2  CAPITALIZATION.  The authorized capital stock of Seller consists of
(i) 50,000,000 shares of Common Stock, of which as of December 10, 1996, 23,560,592 shares were issued and outstanding, fully paid and nonassessable and no shares were held in the treasury, and (ii) 2,000,000 shares of preferred stock, $.10 par value per share, of which as of December 10, 1996, no shares were outstanding. Upon the issuance of the Option Shares to Purchaser and the payment to Seller of the Purchase Price, the Option Shares will be validly issued and outstanding, fully paid and nonassessable, and Purchaser will acquire good and valid title to the Option Shares, free and clear of any charges, liens or other encumbrances ("Encumbrances") of any kind. Neither the granting of the Option or issuing any of the Option Shares will violate any preemptive rights, rights of first refusal or other acquisition rights.

    2.3 CONSENT AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of, or constitute a default under, any note, pledge, trust, commitment, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), or (c) violate any statute or any order, decree, injunction, rule or regulation of any Governmental Entity applicable to Seller.

    2.4  SEC REPORTS; FINANCIAL STATEMENTS.

         (a) Seller has delivered to Purchaser (i) its Annual Report on Form 10-K for the fiscal year ended January 28, 1996 and (ii) its Quarterly Reports on Form 10-Q for each of the fiscal quarters ended April 28, 1996, July 28, 1996 and October 27, 1996, respectively, each in the form (including exhibits) filed with the Securities and Exchange Commission ("SEC") (collectively, the "SEC Reports"). Each SEC Report has been prepared and filed in accordance with all applicable rules and regulations of the SEC and at the time of its filing was in compliance with such rules and regulations in all material respects. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Seller (and the related notes and schedules) included in the SEC Reports present fairly, in all material respects, the consolidated financial position of Seller and its consolidated subsidiaries as of the respective dates thereof and the results of operations and cash flows for the respective periods set forth therein, in accordance with generally accepted accounting principles consistently applied during the period involved, except as otherwise noted therein and subject, in the case of the unaudited interim consolidated financial statements, to the omission of certain notes not ordinarily accompanying such unaudited interim consolidated financial statements and to normal year-end adjustments and any other adjustments described therein.

         (c) Except as set forth in the SEC Reports, any other reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that relate to Seller, and any public announcements made by Seller, since October 27, 1996 there has been no material adverse change in the assets, earnings, financial position, business or prospects of Seller and its subsidiaries, considered as a whole.

    2.5 NO BROKER; FINDER; ETC. None of Seller or its directors, officers or employees has employed any investment banker, consultant, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated under this Agreement.


             III.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    3.1 PURCHASE FOR INVESTMENT. Purchaser acknowledges that the Option and the Option Shares have not been registered under the Securities Act of 1933, as amended ("Securities Act"), or under any state or foreign securities laws. Purchaser is not an underwriter as such term is defined under the Securities Act, and is purchasing the Option Shares solely for investment with no present intention to distribute any of the Option Shares to any person or entity ("Person"). Purchaser will not sell or otherwise dispose of any of the Option Shares, except in accordance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws. Purchaser further understands that the certificate representing the Option Shares will bear the following legend and agrees that it will hold the Option Shares subject thereto:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY
         STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY PORTION
         HEREOF OR

         INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED,
         PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME
         IS REGISTERED UNDER THAT ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND MICHAELS STORES, INC. SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO MICHAELS STORES, INC. (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO MICHAELS STORES, INC.).

    3.2 SUITABILITY AND SOPHISTICATION. Purchaser represents and warrants that it (a) is an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act, (b) has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Option and the Option Shares, (c) has been provided with the opportunity to make a reasonable investigation of Seller, including the opportunity to make any inquiries and to request additional information necessary to its investment decision, and Seller has satisfactorily responded to any inquiries and furnished to Purchaser all requested information, (d) has independently evaluated the risks and merits of purchasing the Option and the Option Shares and has independently determined that the Option Shares are a suitable investment for it, and (e) has sufficient financial resources to bear the loss of its entire investment in the Option and the Option Shares.

    3.3 CONSENT AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of, or constitute a default under, any note, pledge, trust, commitment, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties may be bound, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or (c) violate any statute or any order, decree, injunction, rule or regulation of any Governmental Entity applicable to Purchaser.

    3.4 NO AGREEMENTS. Purchaser acknowledges that there are no agreements, arrangements, commitments or understandings relating to any of the Option Shares except pursuant to this Agreement.

    3.5 NO BROKER; FINDER; ETC. None of Purchaser or its directors, officers, agents or employees has employed any investment banker, consultant, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated under this Agreement.

                           IV.  REGISTRATION RIGHTS

    4.1 REGISTRATION. Upon receipt of a written request (the "Registration Notice") by Purchaser at any time after one year from the date of the initial Closing, Seller shall cause to be filed as soon as practicable a registration statement (a "Shelf Registration Statement") under the Securities Act on Form S-3 or any other appropriate form under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving an underwritten public offering (and shall register or qualify the shares to be sold in such offering under such other securities or "blue sky" laws as required pursuant to this
Section 4.1) covering no less than the aggregate number of Option Shares then held by Purchaser (those Option Shares together with any shares of Common Stock or other securities that may subsequently be issued with respect to the Option Shares as result of a stock split or dividend, reclassification, or combination of shares or any sale, transfer, assignment or other transaction by Seller or Purchaser involving the Option Shares and any securities into which the Option Shares may thereafter be changed as a result of merger, consolidation, or recapitalization or otherwise are referred to as the "Registrable Shares") so that the Registrable Shares will be included in an effective registration statement under the Securities Act. Seller shall use its reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or before 90 days following Seller's receipt of the Registration Notice. Seller shall use its reasonable efforts to keep the Shelf Registration Statement continuously effective (and to register or qualify the shares to be sold in such offering under such other securities or "blue sky" laws as required pursuant to this Section 4.1) for so long as Purchaser holds any Registrable Shares or until Seller has caused to be delivered to Purchaser an opinion of counsel, which counsel shall be reasonably acceptable to Purchaser, stating that the Registrable Shares may be sold by Purchaser pursuant to Rule 144 without regard to any volume limitations and that Seller has satisfied the informational requirements of Rule 144. Seller shall file any necessary listing applications or amendments to existing applications to cause the Registrable Shares to be listed on the primary exchange or quotation system on which its shares of Common Stock are then listed, if any. Seller will use reasonable efforts to register or qualify the Registrable Shares under such other securities or "blue sky" laws of such jurisdictions as Purchaser may reasonably request and do any and all other acts and things that may be reasonably necessary or advisable to register or qualify for sale in such jurisdictions the Registrable Shares owned by Purchaser; PROVIDED THAT Seller shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified,
(ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction, or (iv) provide any undertaking required by such other securities or "blue sky" laws or make any change in its charter or bylaws that the Board of Directors of Seller determines in good faith to be contrary to the best interest of Seller and its stockholders. Notwithstanding the foregoing, if Seller shall furnish to Purchaser a certificate signed by the chief executive officer of Seller stating that in the good faith judgment of the Board of Directors of Seller it would be significantly disadvantageous to Seller and its stockholders for the Shelf Registration Statement to be amended or supplemented, Seller may defer such amending or supplementing of such Shelf Registration Statement for not more than 45 days and in such event Purchaser shall be required to discontinue disposition of any Registrable Shares covered by such Shelf Registration Statement during such period.

    4.2 DISTRIBUTION OF REGISTRABLE SHARES. If Purchaser intends to distribute the Registrable Shares covered by the Shelf Registration Statement by means of an underwriting, Purchaser shall so advise Seller. In that event, the underwriting shall be managed by an underwriter or underwriters selected by Purchaser that are reasonably acceptable to Seller (which approval shall not unreasonably be withheld). Purchaser shall have the right to negotiate with the underwriters and to determine all terms of the underwriting, including the gross price and net price at which the Registrable Shares are to be sold. Seller shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected as above provided and any representations and warranties of Seller thereunder to and for the benefit of the underwriters shall also be made to and for the benefit of Purchaser. Seller will furnish to Purchaser and the underwriters (i) an opinion of counsel for Seller, addressed to Purchaser and the underwriters, dated the date of the closing under the underwriting agreement, and (ii) a "comfort letter" signed by the independent public accountants who have certified Seller's financial statements included in the Shelf Registration Statement, addressed to Purchaser and the underwriters; PROVIDED HOWEVER, that (i) the opinion and "comfort letter" shall cover substantially the same matters with respect to the Shelf Registration Statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public secondary offerings and such other matters as Purchaser may reasonably request, and (ii) the "comfort letter" shall also cover events subsequent to the date of such financial statements.

    4.3 FURNISH INFORMATION. In connection with the Shelf Registration Statement, Purchaser will (a) cooperate with Seller to effect such registration and to maintain the effectiveness thereof, (b) promptly and accurately furnish any information reasonably requested by Seller concerning Purchaser and the proposed distribution by Purchaser, and (c) promptly comply with all applicable requirements of the Securities Act, the Exchange Act and any other applicable federal or state laws, including, but not limited to, furnishing Seller such information regarding Purchaser, the Registrable Shares held by it and the intended method of disposition of such securities as reasonably required in connection with the action to be taken by Seller pursuant to this Agreement.

    4.4 EXPENSES OF REGISTRATION. Seller will bear all expenses incurred in effecting any registration pursuant to this Agreement, including without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Seller, blue sky fees and expenses, expenses of any regular or special audit incident to or required by any such registration, but will not include any expenses payable by Purchaser under this Section 4.4. Purchaser will pay in connection with any registration of its Registrable Shares any underwriting discounts, selling commissions, fees or disbursements of Purchaser's counsel or of any advisor to Purchaser not retained by Seller, or fees and expenses incident to preparation of information by Purchaser, and expenses incurred in connection with the qualification of the Registrable Shares in a jurisdiction that requires those expenses to be paid by a selling shareholder.

    4.5  REGISTRATION PROCEDURE.

         (a) Seller will keep Purchaser advised in writing of the initiation and the completion of each registration, qualification and compliance effected by Seller under this Agreement.

         (b)  At its expense, Seller will:

              (i) prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the period described in Section 4.1(a) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of the Registrable Shares whenever the Purchaser shall desire to sell or otherwise dispose of the Registrable Shares within that period;

              (ii) furnish to Purchaser and any underwriters such numbers of copies of the Shelf Registration Statement, amendments and supplements thereto, the prospectus included in the Shelf Registration Statement including any preliminary prospectus, and any amendments or supplements thereto, and such other documents, as Purchaser and any underwriters may reasonably request in order to facilitate the sale or other disposition of the Registrable Shares;

              (iii) use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, beginning with the first fiscal quarter beginning after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

              (iv) notify Purchaser at any time when a prospectus relating to the Registrable Shares is required to be delivered under the Securities Act, of the happening of any event of which Seller has knowledge as a result of which the prospectus included in the Shelf Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

    4.6 POSTPONEMENT OF REGISTRATION. If after any registration statement including Registrable Shares has become effective there exists in the opinion of Seller's management material non-public information about Seller which has not been released and which, in the reasonable opinion of Seller's management, would not be advisable to release, then upon receipt of notice from Seller, Purchaser will not offer or sell or permit to be offered or sold any of the Registrable
Shares for such time as Seller believes such condition is continuing. If the offering is not completed because of Seller's exercise of its rights hereunder, Seller will reimburse Purchaser for all of its expenses incurred in connection with the terminated offering.

    4.7  INDEMNIFICATION BY SELLER.

         (a) Seller will indemnify Purchaser, its directors, officers, employees, and agents, and any person controlling the Purchaser (within the meaning of the Securities Act) and each underwriter, if any, of the Registrable Shares and each person controlling that underwriter (within the meaning of the Securities Act), against all claims, losses, expenses, damages, liabilities and actions ("Claims") in respect of Claims (including any Claim incurred in settlement of any litigation, commenced or threatened) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact in any prospectus or any related registration statement, or any amendment or supplement thereto, or any notification or the like incident to any such registration, or any amendment or supplement thereto, or any qualification or compliance, or (ii) any omission or alleged omission to state in any such prospectus or related registration statement incident to such registration, qualification or compliance, a material fact required to be stated in it or necessary to make that statement in it not misleading in light of the circumstance in which the statement was made, or
(iii) any violation by Seller of any rule or regulation promulgated under the Securities Act applicable to Seller and relating to action or inaction required of Seller in connection with any such registration, qualification or compliance; provided, however, that the indemnity agreement contained in this
Section 4.7(a) will not apply (A) to amounts paid in settlement of any Claim if such settlement is effected without the consent of Seller (which consent will not be unreasonably withheld) and (B) with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus or the prospectus or the prospectus as amended or supplemented, but eliminated or remedied in the prospectus or the prospectus as amended or supplemented, and will not inure to the benefit of Purchaser, its directors, officers, employees, agents, or any underwriter (or to the benefit of any person who controls Purchaser or such underwriter within the meaning of the Securities Act) from whom the person asserting the Claim purchased any of the Registrable Shares, if a copy of the prospectus (as then amended or supplemented and provided to Purchaser) was not sent or given to such person through no fault of Seller at or prior to the time such action is required by the Securities Act, nor will Seller be liable in any such case for any Claim to the extent that it arises out of or is based upon (1) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (3) any violation or alleged violation by Seller of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law (collectively a "Violation") which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by or on behalf of Purchaser (with respect to a Claim by Purchaser under this Section 4.7(a)) or such underwriter or controlling person (with respect to a Claim by such underwriter or controlling person under this Section 4.7(a)).

         (b) Seller will reimburse Purchaser, its directors, officers, employees, agents, and controlling person and each such underwriter or controlling person for any legal or any other expenses reasonably incurred in connection with investigating or defending any Claim; provided, however, that the reimbursement provisions contained in this Section 4.7(b) will not apply
(i) to amounts paid in settlement of any Claim if such settlement is effected without the consent of Seller (which consent will not be unreasonably withheld) and (ii) with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus or the prospectus or the prospectus as amended or supplemented, but eliminated or remedied in the prospectus or the prospectus as amended or supplemented, and will not inure to the benefit of Purchaser, its directors, officers, employees, agents, and controlling person or any underwriter (or to the benefit of any person who controls such underwriter within the meaning of the Securities Act) from whom the person asserting any Claim purchased any of the Registrable Shares, if a copy of the prospectus (as then amended or supplemented and provided to Purchaser) was not sent or given to such person through no fault of Seller at or prior to the time such action is required by the Securities Act, nor will Seller be liable in any such case for any Claim to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by or on behalf of Purchaser (with respect to a claim for reimbursement by Purchaser, its directors, officers, employees, agents, and controlling person under this Section 4.7(b)) or such underwriter or controlling person (with respect to a claim for reimbursement by such underwriter or controlling person under this Section 4.7(b)).

    4.8  INDEMNIFICATION BY PURCHASER.

         (a) Purchaser hereby indemnifies Seller, its directors, officers, employees, agents, and any person controlling Seller (within the meaning of the Securities Act) each underwriter, if any, of Seller's securities covered by such registration statement, each person who controls that underwriter (within the meaning of the Securities Act) against all Claims (including any Claim incurred in settlement of any litigation commenced or settled) arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact in any prospectus or any related registration statement, notification or the like, incident to such registration, qualification or compliance, or (ii) any omission or alleged omission to state in any such prospectus or any related registration statement, qualification or compliance, a material fact required to be stated in it or necessary to make the statement(s) in it not misleading in light of the circumstance in which the statement was made, or (iii) any violation by Purchaser of any rule or regulation promulgated under the Securities Act applicable to Purchaser and relating to action or inaction required of Purchaser in connection with any such registration, qualification or compliance; provided, however, that the indemnity agreement contained in this Section 4.8(a) will apply to any Claim only to the extent that it arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of Purchaser, and provided further that Purchaser will have no liability hereunder if (A) any such written information contained an untrue statement or omission or alleged untrue statement or omission that was subsequently corrected in writing by Purchaser and furnished to Seller or the underwriter in sufficient time for incorporation into the final prospectus, or (B) Seller pays any amounts in settlement of any such Claim if such settlement is effected without the consent of Purchaser (which consent will not be unreasonably withheld).

         (b) Purchaser will reimburse Seller and its directors, officers, employees, agents and controlling person (within the meaning of the Securities Act) each underwriter, and each person controlling that underwriter (within the meaning of the Securities Act) for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Claim; provided, however, that the reimbursement provisions contained in this Section 4.8(b) will apply to any such Claim only to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of Purchaser.

    4.9  NOTICE.  Promptly after receipt by an indemnified party under
Section 4.7 or 4.8 of notice of the commencement of any action (including, but not limited to, any action by a Governmental Entity), such indemnified party will, if a Claim in respect thereof is to be made against any indemnifying party under Sections 4.7 or 4.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties and the indemnified party will bear the fees and expenses of any additional counsel thereafter retained by it; provided, however, that indemnified parties will have the right to retain counsel to represent all indemnified parties, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified parties by the counsel retained by the indemnifying party would be inappropriate due to actual or potential material differing interests between such indemnified parties and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under Section 4.7 or 4.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under
Section 4.7 or 4.8.

    4.10 CONTRIBUTION.

         (a)  If for any reason the indemnification provided for in Section
4.7 or 4.8 is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by such sections, then the indemnifying party will contribute to the amount paid or payable by the indemnified party as a result of any Claim in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; provided, however, that, in any such case, (i) Purchaser will not be required to contribute any amount in excess of the sales price of all Registrable Shares sold by Purchaser pursuant to such registration statement, and (ii) no party guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any other party who was not guilty of such fraudulent misrepresentation.

         (b) Promptly after receipt by a party of notice of the commencement of any action, suit or proceeding in connection with a public offering of Common Stock, such party will, if a claim for contribution in respect thereof is able to be made against another party, notify the contributing party of the commencement thereof. The omission to notify the contributing party will not relieve it from any liability which it may have to any other party other than for contribution under the Securities Act. In case any such action, suit or proceeding is brought against any party, and such party notifies a contributing party of the commencement thereof, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified.

    4.11 "MARKET STAND-OFF" AGREEMENT. Purchaser will not, to the extent requested by Seller or the underwriter(s) managing any underwritten offering of Seller's securities, sell, make any short sale of, loan, grant any option for the purchase of or otherwise transfer or dispose of any Option Shares (other than those included in the underwritten offering) without the prior written consent of Seller or such underwriters for such period of time as Seller or the underwriters may specify commencing up to 7 days before the anticipated effective date of an underwritten registration of Seller's securities and extending up to 120 days after that effective date. In order to enforce the foregoing, Seller may impose stop-transfer instructions with respect to the Option Shares.

                               V.  ADDITIONAL COVENANTS

    5.1 RESTRICTIONS ON TRANSFER.

         (a) RESTRICTION. For a period of 3 years from the date of the initial Closing, Purchaser covenants and agrees that it will not and it will cause each of its "Affiliates" (as hereinafter defined) to not directly or indirectly sell, tender, transfer, pledge, hypothecate or otherwise dispose of, or offer or agree to do any of the foregoing

("Transfer"), any interest in the Option Shares which may be owned "beneficially" (as that term is defined in Rule 13d-3 under the Exchange Act) or of record by it and such Affiliates, except:

              (i) a Transfer to any person or entity who or which agrees to be bound by all the provisions of this Article V;

              (ii) a Transfer to any person or entity who or which has made a tender offer for Seller's Common Stock, but only if the Board of Directors of Seller has recommended acceptance of such tender offer to the stockholders of Seller;

              (iii) a Transfer to Seller or any of its Subsidiaries;

              (iv) a Transfer to an Affiliate of Purchaser which is (or agrees to become) a party hereto;

              (v) a Transfer which is a bona fide pledge of, or grant of a security interest in, the Option Shares to an institutional, commercial, or other bona fide lender (including without limitation any securities brokerage) for money borrowed;

              (vi) a Transfer in connection with any registration statement of Seller that is declared effective during the term of this Article V and includes the Option Shares as a result of exercise of the registration rights granted pursuant to this Agreement; provided, however, that any such disposition by Purchaser or an underwriter pursuant to this Section 5.1(vi) will be made in a manner which (if pursuant to an underwritten offering, in the written opinion of the underwriter) is intended to effect a broad distribution with no Transfers of the Option Shares to any one "person" or "group" (as such terms are defined in and under Section 13(d) of the Exchange Act) if after such Transfers such person or group would beneficially hold in excess of 5 percent of Seller's Common Stock; or

              (vii) a Transfer permitted pursuant to Rule 144 under the Securities Act; provided, that Purchaser will use its best efforts to effect as wide a distribution of the Option Shares as is reasonably practicable.

         (b) DEFINITION OF AFFILIATE. For all purposes of this Agreement, when used with reference to Purchaser, the word "Affiliate" means any person directly or indirectly controlling, controlled by, or under direct or indirect control with, Purchaser or such other person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative of the foregoing. For the purposes of this definition, "person" includes, without limitation, any individual, corporation, partnership, joint venture, trust, and any employee pension, profit sharing and other benefit plan and trust.
As to any individual person, the term "person" means such individual's spouse, children, brothers and sisters.

    5.2 NO TRANSFER. Purchaser covenants and agrees that for a period of 3 years from the date of the initial Closing, without Seller's prior written consent, it will not and it will cause each of its Affiliates to not Transfer or otherwise dispose of or encumber any of the Option Shares or any beneficial interest therein except as permitted pursuant to this Article V.

    5.3  LEGENDS AND STOP TRANSFER ORDERS.

         (a) LEGEND. During the term of the restrictions and covenants of this Article V each of the certificates representing the Option Shares will be registered in the name of Purchaser (except as hereinafter permitted), will be subject to stop transfer instructions, and will include substantially the following legend in addition to any other legends required by the terms of this
Agreement:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER SET FORTH IN A STOCK OPTION AGREEMENT, DATED DECEMBER 23, 1996, BETWEEN MICHAELS STORES, INC. AND ELEGANCE LIMITED, WHICH MAY BE APPLICABLE TO CERTAIN TRANSFEREES. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF MICHAELS STORES, INC.

         (b) REMOVAL OF LEGEND. Such stop transfer instructions and legend will be applicable to any disposition of the Option Shares other than pursuant to a public offering of the Option Shares permitted pursuant to Section 5.1(vi).

    5.4  TERM AND TERMINATION.

         (a)  TERM.  The term of these restrictions and covenants in this
Article V will commence on the date hereof and will continue for a period of 3 years after the initial Closing.

         (b) TERMINATION. Notwithstanding the foregoing, the restrictions and covenants in this Article V will terminate immediately if individuals who at the date hereof constituted the Board of Directors of Seller and any new director whose election by the Board or nomination for election by Seller's stockholders was approved by a vote of at least two-thirds of the directors then still in office, who either were directors at such date or whose election or nomination for election was previously so approved, have ceased for any reason to constitute a majority thereof.

    5.5 CERTAIN ACTIONS. Purchaser agrees that for a period of 3 years after the initial Closing, except within the terms of a specific request from Seller, it will not propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (a) any form of business combination, acquisition, or other transaction relating to Seller or any majority-owned affiliate thereof,
(b) any form of restructuring, recapitalization or similar transaction with respect to Seller or any such affiliate, or (c) any demand, request or proposal to amend, waiver or terminate any provision of this Agreement, and except as aforesaid during such period, Purchaser will not (i) acquire, or offer, propose or agree to acquire by purchase or otherwise, any securities of Seller entitled to be voted generally in the election of directors of Seller or any direct or indirect options or other rights to acquire any such securities ("Voting Securities"), (ii) make, or in any way participate in, any solicitation of proxies with respect to any Voting Securities (including by the execution of action by written consent), become a participant in any election contest with respect to Seller, seek to influence any Person with respect to any Voting Securities or demand a copy of Seller's list of its stockholders or other books and records, (iii) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any Voting Securities or which seeks to affect control of Seller or for the purpose of circumventing any provision of this Agreement, or (iv) otherwise act, alone or in concert with others (including by providing financing for another Person), to seek or to offer to control of influence, in any manner, the management, Board of Directors or policies of Seller.

    5.6 SPECIFIC PERFORMANCE. Purchaser acknowledges that Seller would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants of Seller in this Article V were not performed in accordance with its terms or otherwise were materially breached. Purchaser therefore agrees that Seller will be entitled to an injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.


                                  VI. MISCELLANEOUS

    6.1 CONFIDENTIALITY. The terms of this Agreement will remain confidential; provided, however, Seller may make such disclosure in any public filing or announcement as may be necessary to comply with applicable law.

    6.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as provided in this Agreement, each of the representations, warranties and covenants in this Agreement will survive the consummation of the transactions contemplated in this Agreement. Article IV and V will have no force or effect until Purchaser has delivered an Option Exercise Note to Seller under Section
1.2 and acquired any or all of the Option Shares.

    6.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between Purchaser and Seller with respect to the transactions contemplated hereby and supersedes all prior agreements among the parties with respect to such matters.

    6.4 RIGHTS OF THE PARTIES. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

    6.5 FURTHER ASSURANCES. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated hereby.

    6.6 APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in that State, without giving effect to the principles of conflicts of law thereof.

    6.7 INTERPRETATION. For purposes of this Agreement, a "subsidiary" of a corporation means any corporation more than 50% of the outstanding voting securities of which are directly or indirectly owned by such other corporation. The descriptive headings contained herein are for convenience and reference only and will not effect in any way the meaning or interpretation of this Agreement.

    6.8 NOTICES. All notices and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, facsimile transmission or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to Seller:

         Michaels Stores, Inc.
         8000 Bent Branch Drive
         Irving, Texas 75063
         Attn:  General Counsel
         Fax No.: 214-409-1965

    If to Purchaser:

         Elegance Limited
         c/o Trident Trust Company (IOM) Limited
         100 Market Street
         P. O. Box 175
         Douglas, Isle of Man
         British Isles IM99ITT
         Attention: David Bester
         Fax No.: 011-44-1624-620-588


or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

    6.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

    6.10 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable by any party without the prior written consent of the other party; provided that any such assignment will not relieve the assigning party from any of its obligations hereunder.

    6.11 EXPENSES. Subject to Section 4.7 and 4.8 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expense.

    6.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.


                                  SELLER:

                                  MICHAELS STORES, INC.


                                  By:     /s/ KRISTEN L. MAGNUSON
                                      ----------------------------------
                                  Name:   Kristen L. Magnuson
                                        --------------------------------
                                  Title:  VP-Finance & Planning
                                         -------------------------------


                                  PURCHASER:


                                  ELEGANCE LIMITED


                                  By:     /s/ RICHARD SCOTT
                                      ----------------------------------
                                  Name:   Richard Scott
                                        --------------------------------
                                  Title:  Director
                                         -------------------------------



                                  /s/ DAVID HERMANUS BESTER
                                  --------------------------------------
                                  David Hermanus Bester
                                  --------------------------------------
                                  Company Secretary
                                  --------------------------------------